As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-183497

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 to:

Form S-3 Registration Statement No. 333-183497

UNDER

THE SECURITIES ACT OF 1933

Middlefield Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1585111
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

15985 East High Street, Middlefield, Ohio 44062-0035

(440) 632-1666

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald L. Zimmerly, Jr.

President, and Chief Executive Officer

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062-0035

(440) 632-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 to the following Registration Statement on Form S-3D (the “Registration Statement”) is being filed with the U.S. Securities and Exchange Commission (the “Commission”) by Middlefield Banc Corp., an Ohio corporation (the “Registrant”) to terminate all offerings under the Registration Statement and to deregister any and all shares of Registrant’s common stock, no par value (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder:

•

File No. 333-183497, filed with the Commission on August 23, 2012, and amended by Post-Effective Amendment No. 1 on September 13, 2012, and further amended by Post-Effective Amendment No. 2 on May 1, 2019 and further amended by Post-Effective Amendment No. 3 on November 26, 2024, registering 502,490 shares of the Registrant’s Common Stock, no par value, issuable pursuant to the Registrant’s Dividend Reinvestment Plan.

On or about March 2, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 22, 2025, by and between the Registrant and Farmers National Banc Corp. (“Farmers”), the Registrant will merge with and into Farmers (the “Merger”), with Farmers continuing as the surviving corporation, and as successor in interest to the Registrant.

In connection with the Merger, Registrant has terminated any and all offerings of Registrant’s securities pursuant to the Registration Statement and deregisters any and all securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlefield, State of Ohio, on February 27, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Middlefield Banc Corp., an Ohio corporation

By:	/s/ Ronald L. Zimmerly, Jr.
	Name:	Ronald L. Zimmerly, Jr.
	Title:	President and Chief Financial Officer